EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 21st day of June, 1995 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corpo-ration"), and RAMON D. ARDIZZONE, a resident of Charlotte, North Carolina (the "Executive").

                                 Statement of Purpose

               The Executive is currently employed by the Corporation under an Employment Agreement dated as of November 10, 1992, as amended (the "Current Employment Agreement"). The Corporation desires to enter into this Agreement, effective as of November 11, 1995 (the "Effective Date"), in order to secure the Executive's continued participation in the manner hereinafter specified in the business of the Corporation and to make provision for payment of reason-able compensation to the Executive for such services. The Executive is willing to be employed by the Corporation to perform the duties incident to such employment upon the terms and condi-tions hereinafter set forth.

               NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the terms and provisions of this Agreement, the parties hereto agree as follows:

                1.  Employment and Duties.

               (a) Employment. The Corporation hereby employs the Execu-tive, and the Executive hereby agrees to serve, as the President and Chief Executive Officer of the Corporation. The Executive shall be nominated for re-election to the Board of Directors of the Corporation (the "Board") at the Corporation's 1996 annual shareholders' meeting.

               (b) Duties. In such capacity, the Executive agrees to per-form such duties and exercise such powers commensurate with his office as may from time to time be reasonably requested of him by the Board or vested in him by the bylaws of the Corporation, subject to the control and direction of the Board. During the Term, the Executive shall:

                    (1) devote substantially all of his business time, attention and abilities to the businesses of the Corporation (including its subsidiaries or affiliates, when so required), and in any case as much thereof as the Board may reasonably deem to be necessary for such businesses;

                    (2) faithfully serve the Corporation and use his best efforts to promote and develop the interests of the Corporation; and



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                    (3)  not acquire, directly or indirectly, any
               interest in any firm, partnership, association or corporation, the business operations of which may in any manner, directly or indirectly, compete with the trade or businesses of the Corporation or any of its subsidiaries or affiliates, provided that the Executive may beneficially own, directly or indirectly, or exer-cise control or direction over, the voting securities of a publicly traded company, on the condition that the percentage of such securities owned, controlled or directed by the Executive shall not exceed 5% of the voting securities of the publicly traded company.

               2.   Term of Employment.

               (a) Term. The term of the Executive's employment hereunder (the "Term") shall commence on the Effective Date and shall con-tinue until December 31, 1996.

               (b) Earlier Termination. Notwithstanding the provisions of Paragraph 2(a) above, the Executive's employment hereunder may be terminated prior to the expiration of the Term as follows:

                    (1) The Corporation may terminate the Executive's employment hereunder for "Cause" (as defined in Para-graph 2(c) below), provided that the Corporation com-plies with the provisions of Paragraph 2(f)(1) and (6) below;

                    (2) The Corporation may terminate the Executive's employment hereunder upon the Executive's "Total and Permanent Disability" (as defined in Paragraph 2(d) below), provided that the Corporation complies with the provisions of Paragraph 2(f)(1), (2), (4) and (6) below;

                    (3) The Executive may terminate his employment hereunder for "Good Reason" (as defined in Paragraph 2(e) below);

                    (4) The Executive's employment hereunder shall terminate automatically upon his death.

               (c) Definition of "Cause". As used herein, "Cause" shall mean the occurrence of any of the following:


                    (1) the Executive's resignation from the office of President and Chief Executive Officer of the Corpo-ration without its prior consent;

                    (2) acts of dishonesty or fraud on the part of the Executive which are intended to result in his substantial personal enrichment at the expense of the Corporation or its affiliates;


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                    (3)  the conviction after the exhaustion of all
               appeals by the Executive of a felony involving moral turpitude or the entry of a plea of nolo contendre for such a felony; or

                    (4) material violation of the Executive's respon-sibilities as set forth herein which are willful and deliberate; provided, however, that prior to the determination by the Board that "Cause" under this Paragraph 2(c)(4) has occurred, the Board shall (A) provide to the Executive in writing, in reasonable detail, the reasons for the Board's determination that such "Cause" exists, (B) afford the Executive a reason-able opportunity to remedy any such breach, (C) provide the Executive an opportunity to be heard at the Board meeting where the final decision to terminate the Executive's employment hereunder for such "Cause" is to be considered, and (D) make any decision that such "Cause" exists in good faith.

               (d) Definition of "Total and Permanent Disability". The Executive shall be considered to have a "Total and Permanent Disability" if, for a continuous period of six months, he is unable to perform his duties under this Agreement for reasons of health, and, in the opinion of a physician appointed by both parties, such disability will continue indefinitely or for a prolonged period of time.

               (e) Definition of "Good Reason". As used herein, "Good Reason" shall mean the occurrence of any of the following:

                    (1) except where such failure or change is spe-cifically approved by the Executive (whether as a member of the Board or individually), failure to elect or reelect or to appoint or reappoint the Executive to the office of President and Chief Executive Officer of the Corporation, or to a senior executive office of the Corporation or of any of its subsidiaries or affiliates at least equal in dignity, responsibility, importance and scope thereto, or any other material change by the Corporation of the Executive's functions, duties or responsibilities which would cause the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 1 above; provided, however, that the Execu-tive must first (i) provide the Board with written notice specifying the particular failure of the Corpo-ration under this Paragraph 2(e)(1), and (ii) allow the Board 60 days from receipt of notice to cure such failure;



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                    (2)  the Corporation's failure to elect or reelect
               or to appoint or reappoint the Executive to a director-ship on the Board;

                    (3) the liquidation, dissolution, consolidation or merger of the Corporation, or the transfer of all or substantially all of its assets, other than a transac-tion in which a successor corporation with a net worth at least equal to that of the Corporation assumes this Agreement and all obligations and undertakings of the Corporation hereunder;

                    (4) any failure by the Corporation to pay to the Executive the Base Salary or other compensation and benefits provided for herein;

                    (5) any other material breach of this Agreement by the Corporation; or

                    (6) any "Change in Control", which shall mean any of the following:

                         (A)  the acquisition, after the date of
                    this Agreement, of 25% or more of the Corp-oration's common stock by any person, entity or united group, which acquisition is not supported by the Executive and the Chairman of the Corporation;

                         (B)  a material change in the composi-
                    tion or character of the Board which shall include, but not be limited to, (i) the re-placement of a majority of incumbent direc-tors by directors not supported by the Execu-tive and the Chairman of the Corporation or
                    (ii) at any meeting of the Corporation's shareholders, the election of a majority of directors standing for election who have not been supported by the Executive and the Chai-rman of the Corporation.

                    (7) Any change in the principal office of the Corporation to a location which is more than 30 miles from its current principal office at 4201 Congress
               Street, Suite 455, Charlotte, North Carolina.

               (f) Payments to the Executive Upon Termination of Employ-ment. In the event that the Executive's employment with the Corporation is terminated, whether upon the expiration of the Term or upon the earlier termination of the Term as provided in Paragraph 2(b) above, then the Corporation shall pay to the Executive the following amounts on the date of such termination and shall provide to the Executive the following benefits, as applicable:



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                    (1)  In the event that the Executive's employment
               hereunder is terminated for any reason whatsoever, the Corporation shall pay to the Executive an amount equal to the sum of (i) his accrued but unpaid Base Salary, plus (ii) his accrued but unpaid vacation pay, plus
               (iii) any other compensation payments or benefits which have accrued and are payable in connection with such termination.

                    (2) In the event that the Executive's employment hereunder is terminated (i) by the Corporation because of the Executive's "Total and Permanent Disability" pursuant to Paragraph 2(b)(2) above, (ii) because of the Executive's death pursuant to Paragraph 2(b)(4) above or (iii) by the Executive for "Good Reason" pursuant to Paragraph 2(b)(3) above, then and in any such event, the Corporation shall also pay to the Executive a pro rata share of his bonus under the Management by Objectives Bonus Plan described in Para-graph 3(b) below for the fiscal year of the Corporation in which such termination occurs, calculated, for purposes of determining whether the targets contained therein have been met, under the assumption that the results of operations and financial condition of the Corporation (or any applicable subsidiary) as of the termination date shall continue on the same basis through the end of such fiscal year.

                    (3) In the event that the Executive's employment hereunder is terminated (i) without "Cause" or (ii) by the Executive for "Good Reason" pursuant to Paragraph 2(b)(3) above, then and in any such event, the Corpora-tion shall also pay to the Executive an amount equal to two times the annual rate of Base Salary being paid to the Executive at the time of such termination.

                    (4) In the event that the Executive's employment hereunder is terminated on account of the Executive's Total and Permanent Disability, then the Corporation shall pay to the Executive (or to Executive's benefi-ciary) the sum of $200,000.

                    (5)  [Intentionally Omitted]

                    (6) In the event the Executive's employment here-under is terminated for any reason whatsoever, the Executive (and his dependents) shall be entitled to participate in the Corporation's Retiree Medical Plan, as amended from time to time, notwithstanding any otherwise applicable eligibility requirements of, or limitations on the term of participation in, said Retiree Medical Plan, until the earlier of:

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                         (i)  the date on which the Executive
                    becomes covered under any other group health plan as an employee; or

                        (ii)  with respect to the Executive's
                    participation in the Retiree Medical Plan, the Executive's death or with respect to a dependent's participation in the Retiree Medical Plan, the dependent's death.

               3. Compensation. Subject to the terms of this Agreement and until the termination of the Term as provided in Paragraph 2 above, the Corporation shall pay compensation and provide bene-fits to the Executive as follows:

               (a) Base Salary. The Corporation shall pay to the Execu-tive an initial base salary of $235,000 per annum (which, with any increases during the Term, is referred to herein as the "Base Salary"), payable in equal monthly installments on the last busi-ness day of each month, or in such other installments and at such other times as the parties hereto may mutually agree upon. The Base Salary may be increased (but not decreased) in the manner determined by the Board or its Compensation Committee in its absolute discretion.

               (b) Management by Objectives Bonus Plan. The Executive shall participate in the Glenayre Management by Objective Plan as in effect from time to time.

               (c)  [Intentionally Omitted]

               (d) Life Insurance. The Corporation shall assume and pay during the Term the premiums for the current life insurance policy on Executive's life, for the insured sum of $250,000, which policy of insurance shall be for the benefit of the Execu-tive's estate or such beneficiaries as the Executive may direct from time to time. Said policy of life insurance shall be of such type so that the insurance proceeds shall not be subject to federal income taxation. Such policy shall be assigned to the Executive, without charge, upon the termination of his employment with the Corporation.

               (e) 401(K) Plan. The Executive shall be eligible to par-ticipate in the Corporation's 401(K) voluntary deferred compensa-tion program (the "401(K) Plan") up to the maximum amount permit-ted by the terms of the 401(K) Plan, and the Corporation agrees to match the amounts of compensation deferred up to the maximum amount permitted under the provisions of the 401(K) Plan.

               (f) Automobile. The Corporation shall furnish an automo-bile to the Executive. Such automobile shall be commensurate with the Executive's senior position and the Corporation shall pay all
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          reasonable expenses for the operation, insurance and
          maintenance of such automobile.

               (g) Vacation. The Executive shall be entitled to take four weeks of vacation in each successive 12-month period during the Term at such times as shall be mutually convenient to the Execu-tive and the Corporation.

               (h) Other Benefits. In addition to participation in all of the compensation and incentive programs as described in this Agreement, the Executive shall be entitled to participate in all bonus, compensation, savings, stock option, and other incentive plans and programs and in all retirement, life, medical/dental and disability insurance and benefit plans of the Corporation, to the extent that he qualifies under the eligibility requirements of the respective plan or program.

               (i) Reimbursement of Expenses. In addition to automobile expenses, the Corporation shall reimburse the Executive for all reasonable expenses incurred personally by him on behalf of the Corporation.

               4. Location of Office. The Executive's principal place of employment shall be in Charlotte, North Carolina and he shall not be required to change such principal place of employment.

               5.   Confidential Information.

               (a) Covenant. The Executive shall not divulge, during the Term or at any time thereafter, to any person not employed by the Corporation or its subsidiaries or affiliates or otherwise engaged to render services to the Corporation or its subsidiaries or affiliates, any material Confidential Information.

               (b) Definition of "Confidential Information". As used herein, "Confidential Information" means:
                    (1) the name, address or requirements of any customer of the Corporation; or

                    (2) any other secret or confidential information relating to any activity, invention or discovery of the Corporation not already in the public domain that the Executive has or shall have acquired during his employ-ment under this Agreement.

          Provided, however, that this provision shall not preclude the Executive from disclosing such Confidential Information as may be required by any applicable law, regulation or directive or any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Corpora-tion's business. In the event that any person seeks legally to



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          compel the Executive to disclose Confidential Information, the
          Executive shall promptly provide the Corporation with notice so that the Corporation may have opportunity to seek a protective order or other appropriate remedy.

               6.   Benefit of Designs.

               (a) Familiarity with Inventions, Etc. In this Paragraph 6, the term "Corporation" includes any of its subsidiaries or affiliates thereof. The Executive acknowledges that the Corpora-tion is engaged in the research, design and manufacture of various products and desires to acquire inventions and improve-ments relating thereto. The Executive, in connection with his duties hereunder, will become familiar with the Corporation's businesses and is expected, to the extent consistent with his senior position, to utilize the Corporation's time, materials, facilities and information in making inventions and improvements relating to such products.

               (b) Records and Disclosure. The Executive shall keep, maintain and make available to the Corporation complete and up-to-date written records, including photographs and drawings, of his inventions and improvements relating to the Corporation's products that the Executive may solely or jointly make during the period of employment under this Agreement, which records shall be the property of the Corporation. The Executive shall promptly and fully disclose in writing to the Corporation all such inven-tions and improvements, whether patentable or not, which relate to the Corporation's products that the Executive may solely or jointly make during the period of his employment under this Agreement which relate directly to any circuit, circuit design concept or program developed or being developed by the Corpora-tion during the period of the Executive's employment of which he was aware, and all such inventions and improvements shall be the sole and exclusive property of the Corporation.

               (c) Rights to Inventions, Etc. The Executive further agrees to assign and does hereby assign and transfer to the Corporation all his right, title and interest in and to all such inventions and improvements and in and to any letter patent or application for letters patent thereon in and for all countries. The Executive further agrees, at the expense of the Corporation, to do all things and to execute and deliver all documents neces-sary therefor whenever so requested by the Corporation.

               7. Non-Competition. The Executive agrees that following the termination of his employment by the Corporation, he will not at any time during the period of two years from the date of such termination (without the prior written consent of the Corpora-tion, which consent will not be unreasonably withheld), either individually or in partnership, or in conjunction with any person or persons, firm, association, syndicate, company or corporation as

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          principal, agent, director, officer, employee, consultant, investor or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any such person or persons, firm, association, syndicate, company, or corporation engaged in or concerned with any interests in any business in competition with the business of the Corporation (or any of its subsidiaries or affiliates) carried on by them during the term or terms of this Agreement within North America; provid-ed that the Executive may beneficially own, directly or indirect-ly, or exercise control or direction over the voting securities of a publicly traded company, but the number of voting securities so owned, controlled or directed by the Executive shall not exceed 5% of the voting securities of such publicly traded company; and further provided that where the Executive's employ-ment under this Agreement is terminated without "Cause" or by the Executive for "Good Reason" and in either case the Corporation makes the payment described in Paragraph 2(f)(3) hereof, the period of non-competition described in this Paragraph 7 shall be one year from the date of termination of the Executive's employ-ment under this Agreement.

               8. Indemnification. The Corporation agrees to indemnify, defend and hold harmless the Executive from and against any and all liabilities to which he may be subject as a result of his employment hereunder (as a result of his service as an officer or director of the Corporation or as an officer or director of any of its subsidiaries or affiliates), as well as the costs, includ-ing attorney's and other professional fees and disbursements, of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by, and subject to the limitations of, Delaware law.

               9. Reimbursement of Legal and Related Expenses. In the event that any dispute shall arise between the Executive and the Corporation relating to his rights under this Agreement, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the Executive has been substantially successful in his claims, then reasonable legal fees and dis-bursements of the Executive in connection with such dispute shall be paid by the Corporation.

               10. Assignment. The Executive may not assign this Agree-ment or any of his rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity.

               11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or on the fourth business day after being placed in the United States mail by certified mail, return receipt requested, postage prepaid,

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          addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

              As to the Corporation:  Glenayre Technologies, Inc.
                                      667 Madison Avenue, 25th Floor
                                      New York, New York 10021-8029

                                      Attention:  Clarke H. Bailey

              As to the Executive:    Mr. Ramon D. Ardizzone
                                      5416 Challisford Lane
                                      Charlotte, North Carolina  28226

          The address of any of the parties may be changed from time to time by such party serving notice upon the other parties.

               12. Law Applicable. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of New York.

               13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs and personal representatives.

               14. Entire Agreement; Modification. This Agreement consti-tutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof (including the Current Employment Agreement as of the Effective Date). This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instru-ment states that it is an amendment to this Agreement.

               15. Severability. Should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or impair the obligation of the Corporation or the Executive.

               16. Execution. This Agreement is hereby executed in multiple counterparts, each of which shall be deemed an original hereof.


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               IN WITNESS WHEREOF, the Corporation has caused this Agree-
          ment to be signed by its officers and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand and seal, all as of the day and year first above written.


                                        GLENAYRE TECHNOLOGIES, INC.
          [CORPORATE SEAL]
                                        By:________________________________
          ATTEST:                       Title:_____________________________



          _____________________
                      Secretary

                                        _____________________________[SEAL]
                                        Ramon D. Ardizzone



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